SECOND AMENDMENT

TO

THE NATIONAL BANK OF BLACKSBURG

SALARY CONTINUATION AGREEMENT

DATED FEBRUARY 8, 2006

FOR

JAMES G. RAKES

THIS SECOND AMENDMENT is adopted this 17th day of December, 2008, effective as of January 1, 2006, by and between THE NATIONAL BANK OF BLACKSBURG, a nationally-chartered commercial bank located in Blacksburg, Virginia (the “Bank”), and JAMES G. RAKES (the “Executive”).

The Bank and the Executive executed the Salary Continuation Agreement on February 8, 2006 effective as of January 1, 2006 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

The following sentence is added at the end of Section 1.13 of the Agreement:

In determining whether a Separation from Service has occurred, the term “Bank” shall include its affiliates required to be treated as a service recipient along with the Bank for purposes of Section 409A of the Code.

Sections 2.3 and 2.3.1 of the Agreement shall be deleted in their entirety and replaced by the following:

2.3

Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age while in the active service of the Bank, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1

Amount of Benefit. The annual benefit under this Section 2.3 is the Disability Benefit set forth on Schedule A for the Plan Year immediately preceding the date that the Executive’s cessation of service with the Bank occurs due to Disability; provided, however, if the Executive ceases service with the Bank due to Disability on December 31st of a Plan Year, then the Bank shall distribute the Disability Benefit set forth on Schedule A for the Plan Year in which such Separation from Service occurs.

Section 2.4.3 of the Agreement shall be deleted in its entirety and replaced by the following:

2.4.3

Excess Parachute Payment. If any benefit payable under this Agreement would create an excise tax under the excess parachute rules of Section 280G of the Code, the Bank shall comply with any applicable restrictions or limitations applicable to the Executive in the Executive’s employment or other agreement, if any, with the Bank or any affiliate of the Bank addressing the same.

Section 2.5 of the Agreement shall be deleted in its entirety and replaced by the following:

2.5

Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution or series of distributions to be made due to a Separation from Service shall commence no earlier that the first day of the seventh month following the Separation from Service. No catch-up payment, or interest representing the time value of money, shall be made or due as a result of the six (6) month delay in payment required by this Section 2.5

Section 8.3 of the Agreement shall be deleted in its entirety and replaced by the following:

8.3

Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.2, but subject to the applicable requirements of Section 409A of the Code, if this Agreement terminates in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated with respect to the participants therein who experienced the Change in Control so the Executive and all such participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

(b)

Upon the Bank’s dissolution or with the approval of a bankruptcy court, provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)

Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the actuarial equivalent of the present value of the Early Termination benefit, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms. Actuarial equivalence shall be determined on the basis of the applicable actuarial factors in the National Bankshares, Inc. Retirement Income Plan unless the Bank decides, in good faith, that other actuarial factors are more appropriate.

IN WITNESS OF THE ABOVE, the Bank and the Executive hereby consent to this Second Amendment.

Executive:	The National Bank of Blacksburg

/s/ JAMES G. RAKES	By: /s/ F. BRAD DENARDO
James G. Rakes	Title: EVP & COO

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